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                     February 2, 2023

       Yang Hu
       Chief Financial Officer
       Yalla Group Ltd
       #238, Building 16
       Dubai Internet City
       PO Box 50913
       Dubai, United Arab Emirates

                                                        Re: Yalla Group Ltd
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed on April 25,
2022
                                                            File No. 001-39552

       Dear Yang Hu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology